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                                                                    EX-99.k(1)

                        TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY
                        AND SHAREHOLDER SERVICING AGENCY AGREEMENT



                 THIS AGREEMENT made as of the 14th day of September 1990, by and between MERRILL LYNCH HIGH INCOME MUNICIPAL BOND FUND, INC., a Maryland corporation (the "Fund"), and FINANCIAL DATA SERVICES, INC., a New Jersey Corporation ("FDS") .

                                        WITNESSETH:

                 WHEREAS, the Fund wishes to appoint FDS to be the Transfer
            Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund on, and subject to, the terms and provisions of this Agreement, and FDS is desirous of accepting such appointment on, and subject to, such terms and provisions:
                 NOW, THEREFORE, in consideration of mutual covenants con-
            tained in this Agreement, the Fund and FDS agree as follows:

                 1. Appointment of FDS as Transfer Agent, Dividend Dis-bursing Agent and Shareholder Servicing Agent.

                 (a) The Fund hereby appoints FDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund on, and subject to, the terms and provisions of this Agreement.
                 (b) FDS hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund, and agrees to act as such on, and subject to, the terms and provisions of the Agreement.

                 2.   Definitions.

                 (a)   In this Agreement:
                      (I) The term "Act" means the Investment Company Act of 1940, as amended from time to time, and any rule or regulation thereunder;
                      (II) The term "Account" means any account of a Share-holder, or, if the shares are held in an account in the name of MLPF&S for benefit of an identified customer, such ac-

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                count, including a Plan Account, any account under a plan (by whatever name referred to in the Prospectus) pursuant to the Self-Employed Individuals Retirement Act of 1962 ("Keogh Act Plan") and any plan (by whatever name referred to in the Prospectus) in conjunction with section 401 of the Internal Revenue Code ("Corporation Master Plan")
                     (III) The term "application" means an application made by a Shareholder or prospective Shareholder respecting the opening of an Account;
                      (IV) The term "MLFD" means Merrill Lynch Funds Distributor, Inc., a Delaware corporation;
                      (V) The term "MLPF&S" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation;
                      (VI) The term "Officer's Instruction" means an instruction in writing given on behalf of the Fund to FDS, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;
                      (VII) The term "Prospectus" means the Prospectus of the Fund, as from time to time in effect;
                      (VIII) The term "Shares" means shares of Common Stock of the Fund; and
                      (IX) The term "Shareholder" means the holder of record of Shares.

                3. Duties of FDS as Transfer Agent Dividend Disbursing Agent and Shareholder Servicing Agent.

                (a) Subject to the succeeding provisions of the Agreement, FDS hereby agrees to perform the following functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund;
                      (I)       Issuing, transferring and redeeming Shares;
                      (II)      Opening, maintaining, servicing and closing
                Accounts;
                       (III) Acting as agent of the Fund and/or MLPF&S, maintaining such records as may permit the imposition of such early withdrawal charges as may be described in the Prospectus, including such reports as may be reasonably requested by the Fund with respect to such Shares as may be subject to an early withdrawal charge;


                                                 2.
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                     (IV)     Upon the repurchase pursuant to a tender of
                Shares subject to such an early withdrawal charge, calculating and deducting from the tender offer proceeds thereof the amount of such charge in the manner set forth in the Prospectus.
                     (V)   Processing tender offers;
                     (VI) Examining and approving legal transfers;
                     (VII) Replacing lost, stolen or destroyed certificates
                representing Shares, in accordance with, and subject to, procedures and conditions adopted by the Fund;
                     (VIII) Furnishing such confirmations of transactions
                relating to their Shares as required by applicable law;
                     (IX) Acting as agent for the Fund and/or MLPF&S, furnishing such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law;
                     (X) Acting as agent for the Fund and/or MLPF&S, mailing annual, semi-annual and quarterly reports prepared by or on behalf of the Fund, and mailing new Prospectuses on their issue to Shareholders as required by applicable law;
                    (XI) Furnishing such periodic statements of trans-
                actions effected by FDS, reconciliations, balances and summaries as the Fund may reasonably request;
                    (XII) Maintaining such books and records relating to
                transactions effected by FDS as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Fund or its transfer agent with respect to such transactions, and preserving, or causing to be preserved any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed on from time to time between FDS and the Fund. In addition, FDS agrees to maintain and preserve master files and historical computer tapes on a daily basis in multiple separate locations a sufficient distance apart to insure preservation of at least one copy of such information;
                    (XIII) Withholding taxes on non-resident alien Accounts, preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions; and



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                       (XIV)   Reinvesting dividends for full and fractional
                  shares and disbursing cash dividends, as applicable.
                  (b) FDS agrees to act as proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communicating to the Fund the results of such tabulation accom-panied by appropriate certificates, and preparing and furnishing to the Fund certified lists of Shareholders as of such date, in such form and containing such information as may be required by the Fund.
                  (c) FDS agrees to deal with, and answer in a timely manner, all correspondence and inquires relating to the functions of FDS under this Agreement with respect to Accounts.
                  (d) FDS agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commis-sion, Blue Sky authorities or other governmental authorities.
                  (e) FDS agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between FDS's records and the account books of the Fund.
                  (f) Notwithstanding anything in the foregoing provisions of this paragraph, FDS agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be contained in an officer's Instruction.

                  4.   Compensation.

                  The charges for services described in this Agreement, in-
             cluding "out-of-pocket" expenses, will be set forth in the Sche-dule of Fees attached hereto.

                  5.   Right of Inspection.

                  FDS agrees that it will in a timely manner make available to, and permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronical information storage media and print outs) of any and all of its books and records which relate to any transaction or function performed by FDS under or pursuant to this Agreement.


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                 6.   Confidential Relationship.

                 FDS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an officer's Instruction.

                 7.    Indemnification.

                 The Fund shall indemnify and hold FDS harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney's fees (provided that such attorney is appointed with the Fund's consent, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action, or suit in connection with the performance of its duties hereunder, pro-vided that this indemnification shall not apply to actions or omissions of FDS in cases of willful misconduct, failure to act in good faith or negligence by FDS, it's officers, employees or agents, and further provided, that prior to confessing any claim against it which may be subject to this indemnification, FDS shall give the Fund reasonable opportunity to defend against said claim in its own name or in the name of FDS. An action taken by FDS on any officer's Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.

                  8.   Regarding FDS.

                  (a) FDS hereby agrees to hire, purchase, develop and maintain such dedicated personnel, facilities, equipment, soft-ware, resources and capabilities as may be reasonably determined by the Fund to be necessary for the satisfactory performance of the duties and responsibilities of FDS. FDS warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Dis-bursing Agent and Shareholder Servicing Agent, for the Fund possess the special skill and technical knowledge appropriate for that purpose. FDS shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund.
             FDS agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.
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                  (b)   FDS warrants and represents that it is duly authorized
             and permitted to act as Transfer Agent, Dividend Disbursing Agent, and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

                 9.   Termination.

                  (a) This Agreement shall become effective as of the date first above written and shall thereafter continue from year to year. This Agreement may be terminated by the Fund or FDS (without penalty to the Fund or FDS) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Fund may terminate this Agreement immediately on written notice to FDS if the authority or permission of FDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which the Fund reasonably believes will lead to such revocation has been com-menced.
                 (b) Upon termination of this Agreement, FDS shall deliver all unissued and cancelled stock certificates representing Shares remaining in its possession, and all Shareholder records, books, stock ledgers, instruments and other documents (including compu-terized or other electronically stored information) made or accu-mulated in the performance of its duties as Transfer Agent, Dis-bursing Agent and Shareholder Servicing Agent for the Fund along with a certified locator document clearly indicating the complete contents therein, to such successor as may be specified in a notice of termination or Officer's Instruction; and the Fund assumes all responsibility for failure thereafter to produce any paper, record or documents so delivered and identified in the locator document, if and when required to be produced.

                 10.   Amendment.

                 Except to the extent that the performance by FDS or its
             functions under this Agreement may from time to time be modified by an Officer's Instruction, this Agreement may be amended or modified only by further written Agreement between the parties.

                 11.   Governing Law.

                 This Agreement shall be governed by the laws of the State of
             New Jersey.






                                            6.
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                   IN WITNESS WHEREOF, the parties hereto have caused this
             Agreement to be signed by their respective duly authorized offi-cers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written.


                                           MERRILL LYNCH HIGH INCOME MUNICIPAL
                                             BOND FUND, INC.


                                           By /s/ Arthur Zeikel

             ATTEST /s/ Robert Harris
                    Secretary

                                           FINANCIAL DATA SERVICES, INC.


                                           By /s/ Robert C. Doan
             ATTEST: /s/ [SIG]
                     Secretary








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